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              AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT


     AMENDMENT NO. 4 (the Amendment) to the MANAGEMENT
AGREEMENT, dated as of September 29, 1988 (the Agreement), made by and among the Thomas H. Lee Company, a Massachusetts sole proprietorship owned by Thomas H. Lee with its principal place of business at One Boston Place, Boston, Massachusetts (the Consultant), and Stanley Holding Corporation, a Delaware corporation (Holding), Stanley Acquisition Corporation, a Delaware corporation (Acquisition) and Interiors Acquisition Corporation, a Delaware corporation (Interiors) as amended by Amendment No. 1 thereto dated as of November 1, 1996, Amendment No. 2 thereto dated as of November 13, 1996 and Amendment No. 3 thereto dated as of June 25, 1997 is entered into as of November 11, 1997 between the Consultant and Stanley Furniture Company, Inc., a Delaware corporation and successor to Holding, Acquisition and Interiors (the Company).

     The Fund and certain other stockholders of the Company (the Selling Stockholders) desire to sell shares of common stock, $.02 par value, of the Company (the Shares) to the Company and the Company desires to purchase such Shares pursuant to a Stock Purchase Agreement to be entered between the Selling Stockholders and the Company (the Stock Purchase Agreement). The Consultant and the Company desire to amend the Agreement as set forth below in connection with the execution of the Stock Repurchase Agreement and the transactions contemplated thereby.

     The parties hereby agree to amend the Agreement as follows:

1. This Agreement shall terminate upon the completion of the sale of the Shares pursuant to the Stock Repurchase Agreement; provided, however, (i) the Company shall reimburse Consultant for any expenses incurred pursuant to Section 5(c) of this Agreement before termination of this Agreement and not previously reimbursed, (ii) the Company shall reimburse officers and employees of the Consultant who serve as directors of the Company for reasonable expenses incurred in connection with such service and (iii) Consultant shall pay to the Company an amount equal to the Management Fee for the month of termination prorated for the number of days in such month following termination.

2. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the day and year first above written.

                              THOMAS H. LEE COMPANY



                              By:
                              Name:
                              Title:


                              STANLEY FURNITURE COMPANY, INC.



                              By:
                                   Douglas I. Payne,
                                   Senior Vice President -
                                   Finance and Administration